Exhibit 10.01

REACHLOCAL, INC.

Separation Agreement

And

General Release

Joshua Claman (referred to as “Executive”) and ReachLocal, Inc., on behalf of itself and its successors, subsidiaries, affiliates, and related companies (referred to collectively as the “Company”), enter into this Separation Agreement and General Release (the “Agreement”) effective as of the eighth (8th) day following the date Executive signs this Agreement if not revoked in accordance with the last paragraph hereof (the “Effective Date”).

Executive and the Company agree that as of the Effective Date, the terms and conditions of Executive’s employment with and service to the Company will be as set forth below:

1.      Employment Arrangements. Effective as of May 30, 2014 (the “Termination Date”), Executive shall resign from his position as President of the Company and Executive shall cease to be an employee and officer of the Company and its subsidiaries and affiliates. As of such date, Executive shall no longer hold himself out as an employee, officer, or representative of the Company. As of the Termination Date, that certain employment offer letter dated May 17, 2012, between the Company and Executive (the “Offer Letter”), shall terminate and shall be of no further force and effect, and neither the Company nor Executive shall have any further obligations thereto, except to the extent otherwise expressly provided therein.

2.     Consideration. Subject to and conditioned upon Executive’s execution and non-revocation of this Agreement in accordance with the terms hereof and in accordance with the terms of the Offer Letter and the Company’s Amended and Restated Change in Control and Severance Policy for Senior Management (the “Severance Policy”), and continued compliance with the terms and conditions of this Agreement and the Confidentiality Agreement (as defined below):

a.     Severance. During the six month period following the Termination Date (the “Severance Period”), the Company shall pay Executive an aggregate amount equal to $220,000, less applicable withholdings and deductions, which will be payable in substantially equal installments over the Severance Period in accordance with the Company’s standard payroll practices as in effect from time to time, with the first payment being made on the first payroll date following the date on which the Release has become effective and is no longer revocable.

b.     Continued Healthcare Coverage. So long as Executive timely elects health benefits continuation pursuant to Section 4980B of the Code and the regulations thereunder (“COBRA”), Executive shall be entitled to receive payment by the Company of Executive’s applicable premiums for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (i) the six month anniversary of the Termination Date, (ii) the expiration of Executive’s eligibility for benefits under COBRA, and (iii) the date on which Executive and his or her covered dependents, if any, become eligible for health insurance coverage through another source.

c.     Treatment of Stock Options. As of the date hereof, Executive holds the outstanding stock option grants identified on Exhibit A (collectively, the “Stock Option Grants”). Each Stock Option Grant will become immediately vested as of the Termination Date with respect to the number of shares set forth on Exhibit A attached hereto. Each Stock Option Grant shall be exercisable in accordance with its terms.

d.     Treatment of Restricted Shares. As of the date hereof, Executive holds the outstanding restricted shares identified on Exhibit A (collectively, the “Restricted Shares”). The Restricted Shares will become immediately vested as of the Termination Date with respect to the number of shares set forth on Exhibit A attached hereto.

e.     Section 409A. It is intended that all of the benefits and payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (with state laws of similar effect, “Section 409A”), provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

3.     No Other Compensation Owed. Executive acknowledges and agrees that except for the payments provided above and accrued but unpaid amounts as of the Termination Date, no other compensation, payments, wages, salary, bonuses, commissions, benefits, severance, equity, or remuneration of any kind whatsoever are owing to Executive as a result of his employment with or termination of employment from the Company, or under the Offer Letter and the Severance Policy.

4.     Release of Claims. In exchange for the promises contained in this Agreement and to the extent permitted by law, Executive hereby waives, releases and forever discharges, and agrees that Executive will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action, whether in law or in equity, know or unknown (collectively, “Claims”), which Executive asserts or could assert, at common law, under any express or implied contract, arising in tort or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever, including without limitation, claims under the Employment, Confidential Information, and Invention Assignment Agreement, dated July 23, 2012 (the “Confidentiality Agreement”), Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, as amended, the Texas Labor Code, the Texas Commission of Human Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and the Executive Retirement Income Security Act of 1974, against the Company and any of its or their current or former, owners, officials, directors, officers, shareholders, affiliates, agents, representatives, employees, attorneys, subsidiaries, parents, divisions, branches, units, successors, predecessors, and assigns (collectively referred to as “Released Parties”) with respect to any event, matter, claim, damage or injury arising out of or relating to Executive’s employment relationship with the Company, the termination of such employment relationship, or the Confidentiality Agreement arising up to the date and time of signing of this Agreement by Executive.

Notwithstanding the foregoing, the release does not terminate Executive’s rights (a) set forth in this Agreement, (b) with respect to the Stock Option Grants or the Restricted Shares, (c) Executive’s rights to be indemnified by the Company or any of its subsidiaries under any agreement with the Company or any of its subsidiaries, the Company’s certificate of incorporation or bylaws, or under applicable law or (d) resulting from any breaches of this Agreement.

This Agreement also does not extend to those rights which as a matter of law cannot be waived, including, but not limited to, unwaivable rights. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other releasee identified in this Agreement is a party.

5.     Outstanding Claims. Executive represents that Executive has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against the Company or any of the Released Parties with any local, state or federal government agency or court with respect to any matter covered by this Agreement, and, to the extent permitted by law, will not do so in the future. Executive further represents that he is not aware of any such claims against the Company, including any claims under the Fair Labor Standards Act or the Family and Medical Leave Act. If any government agency or court assumes jurisdiction of any charge, complaint, cause of action or claim covered by this Agreement against the Company or any of the Released Parties, on behalf of or related to Executive, Executive will withdraw from and/or dismiss the matter with prejudice, as to any claims Executive might have. Executive agrees not to participate or cooperate in such matter(s) except as required by law. Notwithstanding the foregoing or any other provision of this Agreement, this Agreement is not intended to interfere with Executive’s exercise of any protected, nonwaivable right, including Executive’s right to file a charge with the Equal Employment Opportunity Commission or other government agency.  By entering into this Agreement, however, Executive acknowledges that the consideration set forth herein is in full satisfaction of any amounts to which Executive might be entitled and Executive is forever discharging the Company and the other Released Parties from any liability to Executive for any acts or omissions occurring on or before the date of Executive’s signing of this Agreement.

6.     Exchange Act Section 16. Executive acknowledges that if Executive makes any “reportable transactions” under Section 16 of the Exchange Act of 1934, as amended, Executive shall immediately notify the Company of such transactions.

7.     Acknowledgement of Confidentiality Agreement. Executive acknowledges that Executive (a) previously executed the Confidentiality Agreement, which shall survive the termination of Executive’s employment with the Company, (b) is bound by the commitments and obligations set forth in the Confidentiality Agreement, including, without limitation, the covenants set forth in Sections 3 (Confidential Information), 8 (Solicitation of Employees), 9 (Solicitation of Customers), and 10 (Covenant Not to Compete) therein and (c) Executive reaffirms such covenants. Executive further acknowledges that, since the date on which he executed the Confidentiality Agreement, he has received some or all of the Confidential Information as described in Section 3 of the Confidentiality Agreement.

8.     Return of Property. Executive affirms that on or prior to the Termination Date, Executive will return all of the Company’s property, documents, and/or any confidential or proprietary information in Executive’s possession or control, including, without limitation, all computers, telephones, pagers memoranda, books, papers, letters, formulae, computer data, disks, manuals, price information, order forms, employee lists, potential employee lists, client lists, customer pricing, contract terms, supplier lists, and other data (and all copies thereof or therefrom) in any way relating to the Company’s business and affairs, provided, however, that Executive shall be entitled to keep, and shall not be required to return to the Company, Executive’s Company-provided laptop any associated hardware.

9.     Non-Disparagement Covenant. Executive will not disparage or denigrate the Company, its officers, directors and employees, or its products and services of the Company. In particular, Executive agrees that Executive will not provide information, issue statements, or take any action, directly or indirectly, that would cause the Company, its business strategies and operations, and any of the Company’s officers, directors, employees, shareholders, or affiliates, any embarrassment or humiliation or otherwise cause or contribute to the Company being held in disrepute.

10.      Remedies. In recognition of the fact that irreparable injury will result to the Company in the event of a breach by Executive of Paragraphs 7, 8 or 9 of this Agreement that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law, Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by Executive. Should Executive ever breach any provision or obligation under this Agreement, Executive explicitly agrees to pay all damages (including, but not limited to, litigation and/or defense costs, expenses, and reasonable attorneys’ fees) incurred by the Company as a result of the breach. Nothing in this Paragraph shall, or is intended to, limit or restrict any other rights or remedies the Company may have by virtue of this Agreement or otherwise.

12. No Admission of Liability. By entering into this Agreement, the Company and all Released Parties do not admit any liability whatsoever to Executive or to any other person arising out of any claims heretofore or hereafter asserted by Executive.

13. Agreement to Cooperate With the Company. Executive agrees to assist the Company in any formal or informal legal matters in which Executive is named as a party or has knowledge relevant to the matter. Executive acknowledges and agrees that such assistance may include, but will not be limited to, providing background information regarding any matter on which Executive previously worked, aiding in the drafting of declarations, executing declarations or similar documents, testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings and preparing for the above-described or similar activities. Executive understands that Executive will receive no additional pay for Executive’s assistance beyond that provided in this Agreement.

14.      Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

15. Severability. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, duration, or subject, it shall be construed by limiting and reducing it to the extent necessary to be valid and enforceable under the applicable law as it shall then appear while giving effect, to the greatest degree possible, to the original intent of such provision.

16. Executive Acknowledgements. Executive hereby affirms and acknowledges that Executive has read the foregoing Agreement, has had sufficient time and opportunity to review or discuss it with the counsel of Executive’s choice, and fully understands and appreciates the meaning of each of its terms, and that it is a voluntary, full and final compromise, release and settlement of all claims, known or unknown, with respect to the claims identified and referred to herein.

17.      Entire Agreement.

a.     This Agreement, together with the Confidentiality Agreement and the Arbitration Agreement (as defined below), constitutes the complete understanding between Executive and the Company and supersedes any and all prior agreements (including the Offer Letter, to the extent the terms thereof are inconsistent with this Agreement), promises, representations, or inducements, no matter its or their form, concerning its subject matter. No promises or agreements made subsequent to the execution of this Agreement by Executive and the Company shall be binding unless reduced to writing and signed by authorized representatives of Executive and the Company.

18.      Choice of Law/Venue. This Agreement shall be governed by Texas law. If a dispute arises under this Agreement: (a) Executive and the Company acknowledge and re-affirm their commitment to arbitrate such disputes pursuant to the separate Arbitration Agreement executed by Executive on July 23, 2012 (the “Arbitration Agreement”); (b) Executive and the Company both irrevocably consent to the exclusive jurisdiction and venue of the state and federal courts located within Collin County, Texas for resolution of any matter not subject to the foregoing Arbitration Agreement; and (c) the prevailing party in any arbitration or court proceeding shall be entitled to recover its reasonable attorneys’ fees, expenses and costs.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. EXECUTIVE SHOULD CONSULT AN ATTORNEY OF HIS CHOICE ABOUT THIS AGREEMENT BEFORE HE SIGNS THE AGREEMENT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT, TO THE EXTENT PERMITTED BY LAW.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, EXECUTIVE IS HEREBY ADVISED AS FOLLOWS:

(A)     EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT;

(B)     EXECUTIVE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT; AND

(C)     EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE THIS AGREEMENT, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD. IF EXECUTIVE WISHES TO REVOKE THIS AGREEMENT, EXECUTIVE MUST DELIVER NOTICE OF EXECUTIVE’S REVOCATION IN WRITING, NO LATER THAN 5:00 P.M. ON THE 7TH DAY FOLLOWING EXECUTIVE’S EXECUTION OF THIS AGREEMENT TO REACHLOCAL, INC., 21700 OXNARD STREET, SUITE 1600, WOODLAND HILLS, CA 91367, ATTN: ADAM WERGELES, AWERGELES@REACHLOCAL.COM. EXECUTIVE UNDERSTANDS THAT IF HE REVOKES THIS AGREEMENT, IT WILL BE NULL AND VOID IN ITS ENTIRETY, AND HE WILL NOT BE ENTITLED TO ANY PAYMENTS OR BENEFITS PROVIDED IN PARAGRAPH 2 OF THIS AGREEMENT.

EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST RELEASEES.

Dated: May 28, 2014	/s/ Joshua Claman
Joshua Claman

Dated: May 30, 2014	ReachLocal, Inc.

By /s/ Sharon Rowlands
Sharon Rowlands
CEO

Exhibit A

Stock Option Grants

Grant Date	Exercise Price	Number of Shares Vested as of Prior to Termination	Number of Shares to Accelerate in Connection with Termination	Total Exercisable as of Termination Date (after giving effect to acceleration)
August 2, 2012*	$11.93	54,687	15,625	70,312
February 14, 2013	$12.98	6,434	2,574	9,008
February 13, 2014	$10.61	0	0	0

*The 30,000 options tied to achievement of a $35 stock price target are hereby forfeited.

Restricted Shares

Grant Date	Number of Shares to Accelerate in Connection with Termination	Total Number of Shares Previously Vested or Vesting as of Termination Date Due to Acceleration**	Number of Shares Being Forfeited
August 2, 2012	2,500	11,250	8,750
February 14, 2013	24,038	24,038	0
November 7, 2013	29,295	29,295	0

**Subject to share withholding and sell to cover procedures to cover taxes on vesting.